UNITED STATES
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Adobe Systems Incorporated
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Commencing on April 8, 2016, Adobe Systems Incorporated (“Adobe”) sent the following communication to certain of its stockholders.

Re:    Adobe’s 2016 Annual Meeting of Stockholders - April 13, 2016
Proposal 1, Election of Directors

Laura Desmond is a valued member of Adobe’s Board of Directors who brings a deep expertise in global marketing technology organizations to the company.  Unfortunately, during our 2015 fiscal year her meeting attendance fell slightly below 75 percent.  There were ten Board and committee meetings during the year that she was required to attend.  Late during the fiscal year an ad hoc informational meeting of the Board was called on short notice that Ms. Desmond was unable to join on account of a scheduling conflict. But for that meeting, Ms. Desmond’s attendance would have been above 75 percent.  Further, Ms. Desmond spoke with Adobe’s Chief Executive Officer separately as soon as she was available in order to receive the same information that was conveyed during that meeting.

As an expert in the marketing space, Ms. Desmond speaks frequently with Adobe’s management outside of scheduled board meetings to provide specific insight regarding our Digital Marketing business.  Advisory firms recommending against Ms. Desmond’s re-election have not adequately considered her impact and total time spent adding value to our business. Ms. Desmond has had exemplary attendance and received strong support for her candidacy above 99 percent during her previous years on the board.  We do not expect her attendance to be an issue in the future, so management and the board remain strongly supportive of her candidacy and the value she brings to the company.  We urge our stockholders to vote in favor of her re-election to the board.